EXHIBIT 11. COMPUTATION OF EARNINGS PER SHARE

FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER SHARE
(in thousands, except per share amounts; unaudited)
                                                                   Three Months
For the Years Ended December 31,                                  1997       1996
----------------------------------------------------------- ---------- ----------
NET INCOME:
Net income per consolidated income statements                   47,985     36,290
Subtract dividend requirement of preferred stock                     8          8
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NET INCOME APPLICABLE TO COMMON STOCK (PRIMARY)                 47,977     36,282
Add dividend requirement of preferred stock                          8          8
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NET INCOME FULLY DILUTED                                        47,985     36,290
=========================================================== ========== ==========
EARNINGS PER COMMON SHARE: PRIMARY                                0.41       0.31
EARNINGS PER COMMON SHARE: FULLY DILUTED                          0.41       0.31
=========================================================== ========== ==========
SHARES OUTSTANDING (AVERAGE):
Common shares                                                  114,621    113,766
Common equivalents (options)                                     3,312      2,811
Treasury shares                                                 (1,765)      (831)
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COMMON SHARES: PRIMARY (AVG)                                   116,168    115,746
Preferred shares: common equivalents                               279        294
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COMMON SHARES: FULLY DILUTED (AVG)                             116,447    116,040
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
Notes:
   Figures have been restated where appropriate to reflect a 3-for-2 stock split in the form of a 50% stock dividend paid in May 1997.
   Earnings Per Common Share Fully Diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 27.3375 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.
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